Exhibit 23.1

Heaton & Company, PLLC 240 North East Promontory, Suite 200 Farmington, Utah 84025
Kristofer Heaton, CPA 240 N. East Promontory Suite 200 Farmington, Utah 84025 (T) 801.218.3523 heatoncpas.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Oroplata Resources, Inc.

We hereby consent to the incorporation of our report dated December 13, 2016 with respect to the financial statements of Oroplata Resources, Inc. for the period for the years September 30, 2016 and 2015, in the Registration Statement of Oroplata Resources, Inc. on Form S-1 be filed on or about October 4, 2017. We also consent to the use of our name and the references to us included in the Registration Statement.

/s/ Heaton & Company, PLLC

Heaton & Company, PLLC

Farmington, Utah

October 4, 2017